Exhibit 99.1

Alpha Pro Tech

L T D.

Alpha Pro Tech, Ltd. Announces Financial Results for the Fourth Quarter and Year Ended December 31, 2015

Fourth Quarter Net Sales of $10.0 Million and 2015 Net Sales of $45.0 million

FOR IMMEDIATE RELEASE

Company Contact:	Investor Relations Contact:
Alpha Pro Tech, Ltd.	Hayden IR
Al Millar/Donna Millar	Cameron Donahue
905-479-0654	651-653-1854
e-mail: ir@alphaprotech.com	e-mail: cameron@haydenir.com

Nogales, Arizona – March 2, 2016 – Alpha Pro Tech, Ltd. (NYSE MKT: APT), a leading manufacturer of products designed to protect people, products and environments, including disposable protective apparel and building products, today announced financial results for the fourth quarter and year ended December 31, 2015.

Consolidated sales for the fourth quarter of 2015 decreased 18.0% to $10.0 million from $12.2 million for the comparable quarter of 2014. Building Supply segment sales for the fourth quarter of 2015 decreased by 9.7% to $5.5 million, compared to $6.1 million for the same period of 2014. The sales mix of the Building Supply segment for the fourth quarter of 2015 was 63% for synthetic roof underlayment, 35% for housewrap and 2% for other woven material. This compared to 61% for synthetic roof underlayment, 35% for housewrap and 4% for other woven material for the fourth quarter of 2014. Sales for the Disposable Protective Apparel segment for the fourth quarter of 2015 decreased 14.1% to $3.5 million, compared to $4.1 million for the same period of 2014. The decrease was primarily due to decreased sales to our major international supply chain partner, as well as sales in the fourth quarter of 2014 resulting from the Ebola outbreak, partially offset by increased sales to our regional and national distributors. Infection Control segment sales for the fourth quarter of 2015 decreased by 49.5%, or $1.0 million, to $1.1 million, compared to $2.1 million for the same period of 2014, also due to the increase in sales resulting from the Ebola outbreak in the fourth quarter of 2014.

Consolidated sales for the year ended December 31, 2015 decreased by 5.7%, or $2.6 million, to $45.0 million from $47.6 million for the year ended December 31, 2014. This decrease consisted of decreased sales in the Building Supply segment of $1.7 million, decreased sales of $9,000 in the Disposable Protective Apparel segment and decreased sales of $936,000 in the Infection Control segment.

Building Supply segment sales in 2015 decreased 6.3%, or $1.7 million, to $25.8 million, compared to $27.5 million in 2014. The decrease in 2015 was primarily due to a 4.4% decrease in sales of REX Wrap Housewrap, a 5.9% decrease in sales of synthetic roof underlayment and a 5.7% decrease in sales of other woven material. The sales mix of the Building Supply segment for the year ended December 31, 2015 was 62% for synthetic roof underlayment, 33% for housewrap and 5% for other woven material. This compared to 63% for synthetic roof underlayment, 33% for housewrap and 4% for other woven material for the year ended December 31, 2014.

Sales for the Disposable Protective Apparel segment for the year ended December 31, 2015 decreased by $9,000, or 0.1%, to $14.7 million, compared to 2014. The slight decrease was primarily due to a decrease in sales to national and regional distributors, partially offset by an increase in sales to our major international supply chain partner.

Infection Control segment sales for the year ended December 31, 2015 decreased by $936,000, or 17.2%, to $4.5 million, compared to $5.4 million for 2014. Shield sales were down by 43.9%, or $960,000, to $1.2 million, and mask sales were up by 0.7%, or $24,000, to $3.3 million, all compared to the year ended December 31, 2014. The overall decrease in this segment was primarily due to increased sales in the fourth quarter of 2014 as a result of the Ebola outbreak.

Al Millar, President of Alpha Pro Tech, commented, “Despite difficult comparable sales from the increases due to the Ebola outbreak in 2014, we generated approximately $6.0 million from operating activities cash flow in 2015. In our Building Supply segment, sales of our new TECHNO family of synthetic roof underlayment increased 32% during 2015. We expect growth in the Building Supply segment in 2016 in conjunction with a return of positive sales growth in our other two segments.”

Gross profit for the fourth quarter of 2015 decreased by 23.0% to $3.4 million, or 34.2% gross profit margin, compared to $4.4 million, or 36.4% gross profit margin, for the same period of 2014. Gross profit for the year ended December 31, 2015 decreased by $1.5 million, or 8.5%, to $16.0 million from $17.5 million for 2014. Gross profit margin was 35.5% for the year ended December 31, 2015, compared to 36.6% for 2014.

Gross profit margin was positively affected in 2015 by the U.S. Customs and Border Protection issuing a retroactive Generalized System of Preferences (GSP) refund for duty paid on eligible products. The GSP is a U.S. trade program designed to promote economic growth in the developing world by providing preferential duty-free entry for products from designated beneficiary countries. The GSP duty refund positively affected gross profit margin in the third quarter of 2015. For the year ended December 31, 2015, the GSP duty refund positively affected the gross profit margin by 1.5%. However, gross profit margin was negatively affected in 2015 by competitive pricing pressures and increased rebates in the Building Supply and Disposable Protective Apparel segments and increased manufacturing costs, especially in the Disposable Protective Apparel segment, which more than offset the favorable impact of the GSP duty refund.

Selling, general and administrative expenses decreased by 20.8% to $2.8 million for the fourth quarter of 2015 from $3.5 million for the same period of 2014. As a percentage of net sales, selling, general and administrative expenses decreased to 28.0% for the fourth quarter ended December 31, 2015 from 29.1% for the same period of 2014.

Selling, general and administrative expenses increased by $281,000, or 2.1%, to $13.8 million for the year ended December 31, 2015 from $13.5 million for the year ended December 31, 2014. As a percentage of net sales, selling, general and administrative expenses increased to 30.7% for the year ended December 31, 2015 from 28.4% for 2014.

Income from operations decreased by $298,000, or 40.6%, to $435,000 for the fourth quarter of 2015, compared to income from operations of $733,000 for the fourth quarter of 2014. Income from operations decreased by $1.7 million, or 54.2%, to $1.5 million for the year ended December 31, 2015, compared to income from operations of $3.2 million for the year ended December 31, 2014.

Net income decreased for the fourth quarter of 2015 to $300,000, compared to $612,000 for the same period of 2014, a decrease of $312,000, or 51.0%. Net income as a percentage of net sales for the fourth quarter of 2015 and 2014 was 3.0% and 5.0%, respectively. Basic and diluted earnings per common share for the fourth quarters of 2015 and 2014 were $0.02 and $0.03, respectively.

Net income for the year ended December 31, 2015 was $1.0 million, compared to net income of $2.7 million for the year ended December 31, 2014, a decrease of $1.7 million, or 62.0%. The net income decrease was primarily due to a decrease in income before provision for income taxes of $2.4 million, partially offset by a decrease in income taxes of $721,000. Net income as a percentage of sales for the year ended December 31, 2015 was 2.3%, and net income as a percentage of sales for the year ended December 31, 2014 was 5.8%. Basic and diluted earnings per common share for each of the years ended December 31, 2015 and 2014 were $0.06 and $0.15, respectively.

The consolidated balance sheet remained strong with a cash balance of $9.7 million as of December 31, 2015, an increase of $4.2 million from $5.5 million as of December 31, 2014. The increase in cash was due to cash provided by operating activities of $6.0 million, partially offset by cash used in investing activities of $449,000 and cash used in financing activities of $1.3 million. The Company completed 2015 with working capital of $30.9 million.

Inventories decreased by $146,000, or 0.9%, to $16.4 million as of December 31, 2015 from $16.5 million as of December 31, 2014. The decrease was primarily due to a decrease in inventories for the Building Supply segment of $854,000, or 9.8%, to $7.8 million and a decrease in inventories for the Infection Control segment of $501,000, or 15.1%, to $2.8 million, partially offset by an increase in inventories for the Disposable Protective Apparel segment of $1.2 million, or 26.5%, to $5.8 million. Inventory as of the end of the fourth quarter of 2015 decreased $1.5 million compared to the third quarter of 2015, with all three segments down, led by a $1.1 million decrease in the Building Supply segment.

Colleen McDonald, Chief Financial Officer, commented, “During 2015, we repurchased 973,100 shares of common stock at a cost of $2.1 million, bringing the repurchase program total to 12.5 million shares of common stock at a cost of $18.2 million since the program’s inception. At the end of 2015, we had $1.3 million available for additional stock purchases under our stock repurchase program. Future repurchases are expected to be funded from cash on hand and cash flows from operating activities.”

The Company currently has no outstanding debt and maintains an unused $3.5 million credit facility. The Company believes that current cash balances and the borrowings available under its credit facility will be sufficient to satisfy projected working capital needs and planned capital expenditures for the foreseeable future.

About Alpha Pro Tech, Ltd.

Alpha Pro Tech, Ltd. is the parent company of Alpha Pro Tech, Inc. and Alpha Pro Tech Engineered Products, Inc. Alpha Pro Tech, Inc. develops, manufactures and markets innovative disposable and limited-use protective apparel products for the industrial, clean room, medical and dental markets. Alpha ProTech Engineered Products, Inc. manufactures and markets a line of construction weatherization products, including building wrap and roof underlayment. The Company has manufacturing facilities in Salt Lake City, Utah; Nogales, Arizona; Valdosta, Georgia; and a joint venture in India. For more information and copies of all news releases and financials, visit Alpha Pro Tech's website at http://www.alphaprotech.com.

Certain statements made in this press release constitute "forward-looking statements" within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include any statement that may predict, forecast, indicate or imply future results, performance or achievements instead of historical facts and may be identified generally by the use of forward-looking terminology and words such as "expects," "anticipates," "estimates," "believes," "predicts," "intends," "plans," "potentially," "may," "continue," "should," "will" and words of similar meaning. Without limiting the generality of the preceding statement, all statements relating to estimated and projected earnings, margins, costs, expenditures, cash flows, sources of capital, growth rates, product offerings and future financial and operating results are forward-looking statements. We caution investors that any such forward-looking statements are only estimates based on current information and involve risks and uncertainties that may cause actual results to differ materially from the results contained in the forward-looking statements. We cannot give assurances that any such statements will prove to be correct. Factors that could cause actual results to differ materially from those estimated by us include the risks, uncertainties and assumptions described from time to time in our public releases and reports filed with the Securities and Exchange Commission, including, but not limited to, our most recent Annual Report on Form 10-K. We also caution investors that the forward-looking information described herein represents our outlook only as of this date, and we undertake no obligation to update or revise any forward-looking statements to reflect events or developments after the date of this press release. Given these uncertainties, investors should not place undue reliance on forward-looking statements as a prediction of actual results.

Condensed Consolidated Balance Sheets

	December 31,
	2015	2014
Assets
Current assets:
Cash	$9,681,000	$5,495,000
Investments	656,000	2,840,000
Accounts receivable, net of allowance for doubtful accounts of $46,000 and $60,000 as of December 31, 2015 and 2014, respectively	2,762,000	5,333,000
Accounts receivable, related party	8,000	333,000
Inventories	16,398,000	16,544,000
Prepaid expenses	3,092,000	4,472,000
Deferred income tax assets	484,000	486,000
Total current assets	33,081,000	35,503,000

Property and equipment, net	2,907,000	3,315,000
Goodwill	55,000	55,000
Definite-lived intangible assets, net	51,000	71,000
Equity investments in unconsolidated affiliate	3,040,000	3,008,000
Total assets	$39,134,000	$41,952,000

Liabilities and Shareholders' Equity
Current liabilities:
Accounts payable	$1,027,000	$1,099,000
Accrued liabilities	1,128,000	1,195,000
Total current liabilities	2,155,000	2,294,000

Deferred income tax liabilities	867,000	1,752,000
Total liabilities	3,022,000	4,046,000

Commitments

Shareholders' equity:
Common stock, $.01 par value: 50,000,000 shares authorized; 17,850,456 and 18,348,556 shares outstanding as of December 31, 2015 and 2014, respectively	178,000	183,000
Additional paid-in capital	16,526,000	17,833,000
Accumulated other comprehensive income (loss)	(148,000)	1,375,000
Retained earnings	19,556,000	18,515,000
Total shareholders' equity	36,112,000	37,906,000
Total liabilities and shareholders' equity	$39,134,000	$41,952,000

Condensed Consolidated Statements of Income

	Three Months Ended December 31,		Year Ended December 31,
	2015	2014	2015	2014

Net sales	$10,030,000	$12,228,000	$44,955,000	$47,649,000

Cost of goods sold, excluding depreciation and amortization	6,604,000	7,781,000	28,983,000	30,197,000
Gross profit	3,426,000	4,447,000	15,972,000	17,452,000

Operating expenses:
Selling, general and administrative	2,815,000	3,555,000	13,794,000	13,513,000
Depreciation and amortization	176,000	159,000	703,000	721,000
Total operating expenses	2,991,000	3,714,000	14,497,000	14,234,000

Income from operations	435,000	733,000	1,475,000	3,218,000

Other income:
Equity in income (loss) of unconsolidated affiliate	(18,000)	84,000	32,000	300,000
Gain on sale of marketable securities and investment in common stock warrants	-	-	-	409,000
Interest income (expense), net	(1,000)	3,000	14,000	16,000
Total other income (expense)	(19,000)	87,000	46,000	725,000

Income before provision for income taxes	416,000	820,000	1,521,000	3,943,000

Provision for income taxes	116,000	208,000	480,000	1,201,000

Net income	$300,000	$612,000	$1,041,000	$2,742,000

Basic earnings per common share	$0.02	$0.03	$0.06	$0.15

Diluted earnings per common share	$0.02	$0.03	$0.06	$0.15

Basic weighted average common shares outstanding	18,005,304	18,369,640	18,197,109	18,414,775

Diluted weighted average common shares outstanding	18,005,304	18,713,830	18,238,364	18,724,185